EXHIBIT 99.1

Evolving Systems Reports First Quarter 2018 Financial Results

2018 First Quarter Highlights:

•                  First quarter 2018 revenue increased 39% year-over-year to $8.2 million

•                  First quarter 2018 operating income was $0.8 million, net income was $0.5 million and Adjusted EBITDA was $1.4 million

•                  First quarter cash flow increased year-over-year by over $1.5 million resulting in a 15% growth in cash balance

•                  Company continues to invest in research & development, sales, marketing and business development initiatives to improve its market position and competitive offering

ENGLEWOOD, Colorado — May 15, 2018 — Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time digital engagement, today reported financial results for its first quarter ended March 31, 2018.

“Our 2018 first-quarter results were in line with expectations as revenue grew approximately 39% year-over-year, we were profitable on an operating and net income basis, and our balance sheet strengthened. Cash flow increased by over $1.5 million year-over-year and our cash balance improved by 15% while we increased investments in research and development, marketing and sales-related initiatives. This is an important year for Evolving Systems as we work to further integrate the BLS and Lumata acquisitions, expedite investments to strengthen our offerings and expand our business with both our installed client base and add new accounts. During the quarter, we hired a Vice President of Products, a Vice President of Marketing, another Regional Vice President of Sales, and program and account managers supporting several of our larger customers. All of us at Evolving Systems remain focused on enhancing our business and creating long-term and sustainable shareholder value,” said Thomas Thekkethala, Chief Executive Officer of Evolving Systems.

First Quarter 2018 Results

Total revenue for the first quarter ended March 31, 2018 was $8.2 million, a $2.3 million or approximately 39.0% increase over the comparable year-ago period. Services revenue comprised approximately 96% of total revenue and increased $2.3 million or over 41% when comparing the fiscal 2018 and fiscal 2017 first quarter periods.

The Company reported gross profit margins, excluding depreciation and amortization, of approximately 65.0% for the quarter ended March 31, 2018 as compared to gross profit margins of approximately 74.0% for the quarter ended March 31, 2017. This decline in gross margin was primarily related to product and service mix with the addition of BLS and Lumata contributing to the Company’s fiscal 2018 results.

Total operating expenses of $4.5 million in the quarter ended March 31, 2018 increased by approximately $1.7 million, as compared to $2.8 million in the corresponding year-ago period. The increase in total operating expenses was directly related to added expenses associated with the BLS and Lumata operations, which accounted for approximately $1.4 million of the year-over-year increase. Other additions were primarily related to the Company’s planned investments in sales and marketing, staffing and product development.

The Company reported operating income of $0.8 as compared to $1.6 million in the quarter ended March 31, 2018 and March 31, 2017, respectively. Net income per share, both basic and diluted were $0.04 for the quarter ended March 31, 2018 as compared to net income per share, both basic and diluted of $0.08 in the comparable year-ago period. The Company reported Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $1.4 million as compared to $1.9 million in the first quarter of 2018 and the first quarter of 2017, respectively.

Cash and cash equivalents as of March 31, 2018 was $8.7 million, an increase of $1.1 million or 15% compared to $7.6 million as of December 31, 2017. Contract receivables, net of allowance for doubtful accounts were $11.0 million, an increase of $0.9 million compared to December 31, 2017. Unbilled work-in-progress, net of allowance for doubtful accounts was $5.5 million and $5.8 million for the periods ended March 31, 2018 and December 31, 2017, respectively. Working capital as of March 31, 2018 increased slightly on a sequential basis to $9.1 million and the Company continued to generate positive cash flows from operations.

Conference Call

The Company will be conducting a conference call and webcast on Tuesday, May 15, 2018 at 4:30 p.m. Eastern Time and 2:30 p.m. Mountain Time. The call-in numbers for the conference call are: (877) 303-6316 for domestic toll free and (650) 521-5176 for international callers. The conference ID number is 5388209. A telephone replay will be available through May 30, 2018 and can be accessed by calling (855) 859-2056 for domestic toll free or (404) 537-3406 for international callers. The conference replay ID number is also 5388209. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q1 earnings call’ icon at right. A replay of the webcast will be accessible at that website through May 30, 2018. The webcast is also available by clicking the following link: https://edge.media-server.com/m6/p/3hbbd57u.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of real-time digital engagement solutions and services to more than 100 customers in over 65 countries worldwide. The Company’s portfolio includes market-leading solutions and services for real-time analytics, customer acquisition, customer value management and loyalty for telecom, retail and financial services companies. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, South America and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products and its ability to successfully integrate its solutions with existing customer network systems are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K, 10-Q, 10-Q/A, 8-K and 8-K/A filed with the SEC and its press releases and the Company’s website.

Investor Relations Contacts:

Michael Glickman, Senior Vice President

GW Communications (For Evolving Systems)

Tel: (917) 397-2272 / Email: mglickman@GWCCo.com

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EVOLVING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

(unaudited)

	For the Three Months Ended March 31,
	2018	2017
REVENUE
License fees	$335	$343
Services	7,823	5,532
Total revenue	8,158	5,875

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue, excluding depreciation and amortization	2,857	1,545
Sales and marketing	1,637	1,068
General and administrative	1,740	973
Product development	853	474
Depreciation	33	51
Amortization	242	196
Total costs of revenue and operating expenses	7,362	4,307

Income from operations	796	1,568

Other income (expense)
Interest income	28	1
Interest expense	(126)	(73)
Other expense	(31)	—
Foreign currency exchange loss	(88)	(173)
Other income (expense), net	(217)	(245)

Income from operations before income taxes	579	1,323
Income tax expense	95	350
Net income	$484	$973

Basic income per common share - net income	$0.04	$0.08

Diluted income per common share - net income	$0.04	$0.08

Weighted average basic shares outstanding	12,077	11,921
Weighted average diluted shares outstanding	12,165	11,944

EVOLVING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$8,674	$7,562
Contract receivables, net of allowance for doubtful accounts of $961 and $970 at March 31, 2018 and December 31, 2017, respectively	11,018	10,151
Unbilled work-in-progress, net of allowance for doubtful accounts of $105 and $107 at March 31, 2018 and December 31, 2017, respectively	5,540	5,823
Prepaid and other current assets	1,691	2,053
Total current assets	26,923	25,589
Property and equipment, net	236	258
Amortizable intangible assets, net	5,457	5,613
Goodwill	25,871	25,216
Deferred income taxes	396	274
Total assets	$58,883	$56,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Term loan - current portion	$3,182	$2,805
Accounts payable and accrued liabilities	6,055	6,890
Contingent earnout	412	396
Income taxes payable	1,377	1,107
Unearned revenue	6,822	5,397
Total current liabilities	17,848	16,595
Long-term liabilities:
Term loan, net of current portion	5,050	5,942
Total liabilities	22,898	22,537

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 2,000,000 shares authorized; no shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	—	—
Common stock, $0.001 par value; 40,000,000 shares authorized;
12,294,281 shares issued and 12,115,392 outstanding as of March 31, 2018 and 12,119,961 shares issued and 11,941,072 outstanding as of December 31, 2017, respectively	12	12
Additional paid-in capital	98,883	98,517
Treasury stock 178,889 shares as of March 31, 2018 and December 31, 2017, at cost	(1,253)	(1,253)
Accumulated other comprehensive loss	(7,480)	(8,202)
Accumulated deficit	(54,177)	(54,661)
Total stockholders’ equity	35,985	34,413
Total liabilities and stockholders’ equity	$58,883	$56,950

EVOLVING SYSTEMS, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except share data)

(unaudited)

	For the Three Months Ended March 31,
	2018	2017
Adjusted EBITDA:
Net income	$484	$973
Depreciation	33	51
Amortization of intangible assets	242	196
Stock-based compensation expense	366	81
Interest expense and other (benefit), net	217	245
Income tax expense (benefit)	95	350
Adjusted EBITDA	$1,437	$1,896

Non-GAAP net income:
GAAP net income	$484	$973
Amortization of intangible assets	242	196
Stock-based compensation expense	366	81
Income tax adjustment for non-GAAP*	(163)	(102)
Non-GAAP net income	$929	$1,148

Diluted net income per share
GAAP	$0.04	$0.08
Non-GAAP	$0.08	$0.10
Shares used to compute diluted net income per share	12,165	11,944

* The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into account which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.